EXHIBIT 3.12
SERIES B AMENDMENT TO CERTIFICATE OF DESIGNATION
FILED WITH SECRETARY OF STATE OF NEVADA ON AUGUST 26, 2004

Aug 26 '04 5:50 P.01

($175)

FILED # C 5713-99

AUG 2 6 2004

IN THE OFFICE OF
DEAN HELLER SECRETARY OF STATE

DEAN HELLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

Amendment to Certificate of Designation After Issuance of Class or Series

(PURSUANT TO NRS 78.1955)

Important: Read attached instructions before completing form.

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Certificate of Designation
For Nevada Profit Corporations
(Pursuant to NRS 78.1955 - After Issuance of Class or Series)

1. Name of corporation:

PALOMAR ENTERPRISES, INC.

2. Stockholder approval pursuant to statute has been obtained.

3. The class or series of stock being amended:

CLASS B PREFERRED STOCK 5,000,000 SHARES

4. By a resolution adopted by the board of directors, the certificate of designation is being amended as follows or the new class or series is:

CLASS B PREFERRED STOCK IS TO CONSIST OF 50,000,000 SHARES

5. Effective date of filing (optional):

(must not be later than 90 days after the certificate is filed)

6. Officer Signature (Required): Steve Bonn

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

Filing Fee: $175.00

SUBMIT IN DUPLICATE

This form must be accompanied by appropriate fees. See attached fee schedule.

Nevada Secretary of State AM 78.1955 After Issue 2003
Revised on: 10/30/03